EXHIBIT 5.1 - LEGAL OPINION OF STONE, ROSENBLATT & CHA, PLC

Board of Directors
Auriga Laboratories, Inc.
555 Triangle Parkway, Suite 300
Norcross, Georgia 30092

RE: Registration Statement on Form S-8

Gentlemen:

We are special counsel to Auriga Laboratories, Inc. (the “Company”) in connection with the filing on or about August 25, 2006 of its registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) and the rules and regulations promulgated thereunder (the “Rules and Regulations”). The Registration Statement relates to Thirteen Million, Nine Hundred Twenty-Seven Thousand, Four Hundred and Eighty-Nine (13,927,489) shares of the common stock, par value $0.001 per share, of the Company (the “Company Stock”), of which 1,500,000 shares of Company Stock will be issued to eligible participants in the 2006 Equity Incentive Plan, and 5,427,489 shares of Company Stock will be reserved for issuance pursuant to future grants of stock options under the Company’s 2005 Stock Option Plan and 7,000,000 shares of Company Stock will be reserved for issuance pursuant to future grants of stock options under the Company’s 2006 Stock Option Plan (collectively referred to as the “Plans”).

As special counsel to the Company and in rendering this opinion, we have examined the Plan documents and other related written documentation as we have deemed necessary or appropriate to provide on a basis of the opinion set forth below. In our examination, we have assumed the conformity to original documents submitted to us as photostatic copies, the genuineness of all signatures and the taking of all required corporate action in relation with the Plan.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Company Stock, if issued and sold as described in the Registration Statement (provided that at least par value is paid for the shares): (i) will have been duly authorized, legally issued, fully paid and nonassessable, and (ii) when issued will be a valid and binding obligation of the Company.

Our opinion is subject to the qualification that no opinion is expressed herein as to the application of the state securities or Blue-Sky laws.

This Opinion speaks as of today’s date and is limited to present statutes, regulations and judicial interpretations. In rendering such opinion, we assume no obligation to revise or supplement this opinion should the present laws be changed by legislative or regulatory action, judicial decision or otherwise or should any of the Plans be amended, modified or terminated in accordance with their terms.

We are members of the bar of the State of California and the opinion set forth herein is limited to matters governed by the Federal laws of the United States of America and the General Corporate Laws of Delaware. This opinion is being furnished to you solely for your benefit in connection with the filing of the Registration Statement pursuant to the Act and the Rules and Regulations and is not to be used, circulated, quoted, relied upon or otherwise referred to for any other purpose, without our prior written consent. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this opinion under the caption “Legal Opinion” therein.

Very truly yours,

/s/ Stone Rosenblatt & Cha, PLC

STONE | ROSENBLATT | CHA PLC